UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2019

Invitae Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36847	27-1701898
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification number)

1400 16th Street, San Francisco, California 94103

(Address of principal executive offices, including zip code)

(415) 374-7782

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	NVTA	The New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 2.01	Completion of Acquisition or Disposition of Assets.

On July 16, 2019, Invitae Corporation (“Invitae”) completed its acquisition of Jungla Inc. (“Jungla”) in accordance with the terms of the Stock Purchase and Merger Agreement (the “Agreement”), dated as of July 11, 2019, among Invitae, Jumanji, LLC, a Delaware limited liability company and wholly-owned subsidiary of Invitae (“Merger Sub”), Jungla, the holders of all of the outstanding capital stock of Jungla (the “Sellers”), and Fortis Advisors LLC (solely in its capacity as representative of the Sellers), pursuant to which Invitae purchased 100% of the capital stock of Jungla from the Sellers and following which, as part of the same overall transaction, Jungla merged with and into Merger Sub, with Merger Sub continuing as the surviving entity in the merger and remaining a wholly-owned subsidiary of Invitae (the “Transaction”).

At the closing of the Transaction, Invitae issued an aggregate of 1,365,567 shares of its common stock and approximately $14.9 million in cash to the former securityholders of Jungla. Up to approximately $520,000 in cash and 203,129 additional shares of Invitae’s common stock are subject to a hold back to satisfy indemnification obligations that may arise in connection with the Agreement. In addition, approximately $15 million, mostly in Invitae’s common stock, will be payable in connection with the achievement of certain performance milestones within 24 months after the closing of the Transaction. A portion of the potential milestone consideration is also subject to offset by Invitae to satisfy indemnification obligations.

In connection with the Transaction, Invitae entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Sellers, pursuant to which Invitae will register for resale on Form S-3 the shares of Invitae’s common stock issued to the Sellers in the Transaction. The Registration Rights Agreement provides that such registration rights will expire at such time as such shares of Invitae common stock have been disposed of pursuant to the resale registration statement or pursuant to Rule 144 promulgated under the Securities Act of 1933, or as to any Seller when all of such Seller’s shares may be sold pursuant to Rule 144 without limitation as to manner of sale restrictions or volume limitation.

The foregoing descriptions of the Transaction, the Agreement, the Registration Rights Agreement and the transactions contemplated thereby are not complete and are qualified in their entirety by the full text of the Agreement and the Registration Rights Agreement, which will be filed as exhibits to Invitae’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2019.

Item 3.02	Unregistered Sales of Equity Securities.

The information in Item 2.01 above is incorporated by reference herein. The shares of Invitae’s common stock are issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933.

Item 5.02 Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On July 14, 2019, the Board of Directors (the “Board”) of Invitae, including all of the independent members of the Board, approved, on the recommendation of the Compensation Committee of the Board, an executive management incentive compensation plan for the 2019 fiscal year (the “Plan”). Under the Plan, Invitae’s executive officers, as well as other specified senior level employees, are participants in the Plan and may be eligible to receive incentive compensation in the form of cash and performance restricted stock units (“PRSUs”) based on the level of achievement of a specified 2019 revenue goal. Eligibility to participate in the Plan and actual award amounts are not guaranteed and are determined at the discretion of the independent members of the Board upon the recommendation of the Compensation Committee of the Board. Potential payouts under the Plan may range from 0% to 115% of target cash and PRSU amounts. PRSUs awarded pursuant to the Plan vest as to 1/3 of the shares on the award date, with the remaining shares vesting over the 24 months starting on January 1, 2020, depending on eligibility and performance. Target cash and PRSU bonus amounts for Invitae’s named executive officers are as follows: Sean E. George—$200,000 and 120,000 PRSUs; Lee Bendekgey—$170,000 and 110,000 PRSUs; and Katherine A. Stueland—$170,000 and 110,000 PRSUs.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

To the extent required by Item 9.01(a), Invitae intends to file the financial statements of Jungla as part of an amendment to this Current Report on Form 8-K not later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

To the extent required by Item 9.01(b), Invitae intends to file the pro forma financial information of Invitae and Jungla as part of an amendment to this Current Report on Form 8-K not later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 17, 2019

INVITAE CORPORATION

By:	/s/ Shelly D. Guyer
Name: Shelly D. Guyer
Title: Chief Financial Officer